Exhibit 16.1

Montgomery Coscia Greilich LLP

972.748.0300 p

972.748.0700 f

April 21, 2017

U.S. Securities and Exchange Commission

100 F. Street NE

Washington D.C. 20549

Re:	Woodland Holdings Corporation Form 10-K for fiscal year ended December 31, 2016

Dear Sir/Madam:

We have read the statements set forth by Woodland Holdings Corporation, a Delaware corporation (the “Company”), under Item 9 of Form 10-K for the fiscal year ended December 31, 2016 (the “Report”) regarding the dismissal of our firm as the Company’s independent registered public accounting firm. We hereby agree with such statements regarding our firm and consent to the Company’s filing of this letter as an exhibit to the Report.

/s/ Zak Everson

Name: Zak Everson

Title: Audit Partner

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	600 Congress Avenue, Suite 300 Austin, Texas 78701

On March 31, 2017, the Company terminated Montgomery Coscia and Greilich, LLP (“MCG”) as its independent registered public accounting firm. During the two years prior to its termination, MCG’s reports, with respect to the Company contained no adverse opinions, disclaimer of opinions nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Company’s current Chairman of the Board of Directors.

None of the reports of MCG on our financial statements for either of the two most recent fiscal years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements contained in our Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC, included a going concern qualification in the report of MCG.

During the Company’s two most recent fiscal years ended December 31, 2016 and 2015, and the subsequent interim periods preceding their dismissal, there were no disagreements with MCG whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of MCG, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company’s financial statements.

The Company provided MCG with a copy of the disclosures it is making in this Report and has requested that MCG, furnish it with a letter addressed to the SEC stating whether they agree with the above statements. The letter has been filed as Exhibit 16.1 to this Form 8-K.